EXHIBIT 99.1


              TEXACO ADVISED SUPREME COURT WILL LET STAND FAVORABLE
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                      DECISION IN "ARAMCO ADVANTAGE" CASE
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FOR  RELEASE:   MONDAY,  APRIL  21,  1997.
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         WHITE PLAINS,  N.Y.,  April 21 - Texaco Inc. has been notified that the
United States Supreme Court has decided not to review the decisions of the United States Court of Appeals for the Fifth Circuit and the U.S.
Tax Court in the so-called "Aramco Advantage" case.
         From 1979 through 1981, as a result of a directive from the Saudi Arab Government, Texaco was limited in the amount that it could charge for crude oil purchased from Saudi Arabia. The IRS claimed that Texaco should pay taxes on the sale of crude oil based on higher prices than Texaco actually received for the oil.
         By rejecting the IRS's request for review, the Court precluded further challenges to the Fifth Circuit and Tax Court decision.
         In previous years Texaco made payments to the IRS for potential tax claims. As a result of the Supreme Court action, Texaco expects a refund, including interest, of $700 million. A significant portion of this amount is expected in 1997. An associated earnings benefit of $488 million will be included in Texaco's first quarter 1997 results.

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CONTACT:          Jim Swords        914-253-4156